Exhibit 99.1

NEWS RELEASE
1101 E. Arapaho Road, Suite 200
Richardson, TX 75081

IR Contact Joel Achramowicz sheltonir@sheltongroup.com P: 415-845-9964	Company & Media Contact Julia Kramer jkramer@intrusion.com P: 972-301-3635

INTRUSION Seeks to Fill Key Executive Positions to Drive Growth

Richardson, Texas – Oct. 19, 2020 – INTRUSION Inc. (NASDAQ:INTZ), a leading provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection services, announced today that it is actively engaged in a search process to expand its executive team in support of its growth strategy centered on its revolutionary INTRUSION Shield™ solutions. In addition to identifying a new Vice President of Sales and Vice President of IT, the Company is also searching for a new CFO to replace long-time executive, Michael L. Paxton, who announced that he will be retiring by the end of this year. Paxton will continue to perform his current duties until a successor is named and an orderly transition is completed, and will remain a member of Intrusion’s board of directors after his retirement.

“INTRUSION is targeting new markets in the cybersecurity industry with its innovative Shield solutions that offer significant opportunities for the Company,” said Jack Blount, INTRUSION’s CEO. “In order to capitalize on this expected growth, we will be expanding our executive team with experienced leaders to help me drive these exciting initiatives into the enterprise market. We will be leveraging the powerful Value Added Reseller Channel as well as the Managed Security Service Providers Channel to deliver our unique and proven AI cybersecurity solution to customers looking to enhance their current cyber defenses. I would also like to sincerely thank Michael for his dedicated 30-year service to the Company and wish him well in his retirement. I know he has worked hard for many years to support INTRUSION’s comprehensive efforts to support the DoD and major corporations in their constant battle against cybercrime and cyberwarfare.”

About INTRUSION Inc.

INTRUSION Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection solutions. INTRUSION’s solution families include TraceCop™ for identity discovery and disclosure, and Savant™ for network data mining and advanced persistent threat detection. INTRUSION’s solutions help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com.

Cautionary Statement Regarding Forward Looking Information

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Such statements include, without limitation, statements regarding the anticipated benefits from expanding the Company’s management team, leveraging new business channels, and our expectations for the new INTRUSION Shield solution, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, uncertainties related to the success of hiring efforts, the benefits of a new and expanded senior management team, and the successful introduction and deployment of our new INTRUSION Shield, and other facts and circumstances that might cause actual results to differ materially from our current expectations, some of which are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”